Amendment to Pricing Supplement Dated August 19, 1998        Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                       File No. 333-45373
 Prospectus Supplement dated March 2, 1998)


                                PHH CORPORATION
                               MEDIUM-TERM NOTES
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Principal Amount:              $100,000,000                   Trade date:         August 19, 1998
Currency or Currency  Unit:    US Dollars                     Original Issue Date:     August 24, 1998
Issue Price:                   100%                           Agent's Discount or Commission: 0.0375%
Net Proceeds to Issuer:        $99,962,500                    Agent (s): Merrill Lynch & Co.
Maturity Date:                 August 24, 1999                CUSIP Number:     69332H FV 3
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate       [ ] CD Rate    [ ]  Federal Funds Effective Rate
                           [X] LIBOR     [ ] Treasury Rate       [ ] Prime Rate  [ ]  Other
                                (  ) Reuters Page:                                           (see attached)
                                ( X ) Telerate Page:   3750
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Spread:                      plus .13%, unless adjusted as described below.

Initial Interest Rate:       To be determined August 20, 1998

Interest Reset Dates:        Quarterly, November 24, 1998, February 24, 1999,
                             May 24, 1999, August 24, 1999 or next Business Day

Interest Determination Date: Two London Banking Days prior to Interest Reset
                             Date

Interest Payment Dates:      Quarterly, November 24, 1998, February 24, 1999,
                             May 24, 1999, August 24, 1999 or next Business Day

Index Maturity:              3 Month

Day Count Convention:        [X] Actual/360     [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes         [ ] No

Redemption:
         [ ] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [X] The Notes may be redeemed, in whole only, prior to maturity, at the option of the Company, with no more than 30 nor less than 8 calendar days notice.
     Initial Redemption Date: February 24, 1999
     Initial Redemption Price:    100 %

     Annual Redemption Price Reduction:                   % until Redemption
Price is 100% of the Principal Amount Repayment:

         [ ] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [X] The Notes may be repaid prior to maturity at the option of the
             Holders, with no more than 30 nor less than 5 calendar days notice. Repayment Date: February 24, 1999
     Repayment Price:  100%

Spread Determination Date: February 16, 1999

Discount Note:    [ ] Yes           [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of % of Principal Amount.


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Other Terms:

         The spread applicable to the Notes during the period from and including the Original Issue Date, to but excluding February 24, 1999 will be plus .13%. The spread applicable to the Notes during the period from and including February 24, 1999 to but excluding the Maturity Date (the "Subsequent Spread Period") will be the spread as determined by the Company as of 11:00AM New York City time on the Spread Determination Date. If the spread with respect to the Subsequent Spread Period is not determined by 3:00PM on the Spread Determination Date, the spread applicable to the Subsequent Spread Period will be plus .13%.

         If the Company does not elect to redeem the Notes on February 24, 1999, the Company will pay the Agent a fee equal to 0.0375% of the principal amount of the Notes offered hereby, which remain outstanding on such date.

         The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch, Pierce, Fenner, & Smith Incorporated, as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.


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